Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 56 to Registration Statement No. 33-38953 on Form N-1A of our report dated November 17, 2017, relating to the financial statements and financial highlights of Harris Associates Investment Trust, including Oakmark Fund, Oakmark Select Fund, Oakmark Equity and Income Fund, Oakmark Global Fund, Oakmark Global Select Fund, Oakmark International Fund, and Oakmark International Small Cap Fund, appearing in the Annual Report on Form N-CSR of Harris Associates Investment Trust for the year ended September 30, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 25, 2018